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                                   Exhibit 5
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December 29 , 1997



Board of Directors
The Peoples BancTrust Company, Inc.
310 Broad Street
Selma, Alabama  36701

                          Re:  The Peoples BancTrust Company, Inc.
                               1992 Stock Option Plan;
                               Registration Statement on Form S-8

Gentlemen:

          We have acted as special counsel to The Peoples BancTrust Company, Inc., an Alabama corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended, relating to 200,000 shares of common stock, par value $0.10 per share (the "Common Stock"), of the Company which may be issued upon the exercise of stock options granted or which may be granted under The Peoples BancTrust Company, Inc. 1992 Stock Option Plan (the "Plan"), all as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

          We have examined such documents, records and matters of law as well have deemed necessary for purposes of this opinion and, based thereon, we are of the opinion that the Common Stock, when issued pursuant to the exercise of stock options granted under and in accordance with the terms of the Plan, will be duly and validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to reference to our firm included under the caption "Legal Opinion" in the Prospectus which is part of the Registration Statement.

                            Very truly yours,

                            /S/ KUTAK ROCK